EXHIBIT 10.2

MANAGEMENT ADVISORY AGREEMENT

     THIS MANAGEMENT ADVISORY AGREEMENT (this “Agreement”), dated as of September 20, 2010 (the “Effective Date”), is by and among CHESSCOM TECHNOLOGIES, INC., a Nevada corporation (the “Company”) and CHESSCOM MANAGEMENT ADVISORS, INC., a Delaware corporation (the “Advisor”) and wholly-owned subsidiary of LEXICON UNITED INCORPORATED, a Delaware corporation.

RECITALS

                WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor (as defined below) and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:

Advisor. Chesscom Management Advisors, Inc., a Delaware corporation, any successor advisor to the Company or any successor advisor subcontractors with respect to substantially all of its functions.

Affiliate or Affiliated. An Affiliate of another Person includes only the following: (i) any Person directly or indirectly owning, controlling, or holding with the power to vote ten percent (10.0%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10.0%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee, or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner.

Articles of Incorporation. The Articles of Incorporation of the Company filed pursuant to the Nevada Revised Statutes, as amended from time to time.

Management Fee. The Management Fee payable to the Advisor as defined in Section 8.

Board of Directors or Board. The persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.

Bylaws. The bylaws of the Company, as the same are in effect from time to time.

Company. Chesscom Technologies, Inc., a corporation organized under the laws of the State of Nevada.

Director. A member of the Board of Directors of the Company.

Person. An individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

2. Appointment. The Company appoints the Advisor to serve as its advisor as of the Effective Date, on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment as of the Effective Date.

3. Duties and Authority of the Advisor. The Advisor undertakes to use its commercially reasonable efforts to manage, administer, promote, maintain, and improve the assets and operations of the Company in a professional and diligent manner. The services of the Advisor are to be of scope and quality not less than those generally performed by professional executives and managers of other similar companies. The Advisor shall make available the full benefit of the judgment, experience and advice of the members of the Advisor’s organization and staff with respect to the duties it will perform under this Agreement. To facilitate the Advisor’s performance of these undertakings, but subject to the restrictions included in Sections 4 and 7 and the provisions of Section 11 and to the continuing and exclusive authority of the Board, the Company hereby delegates to the Advisor the authority to, and the Advisor hereby agrees to, either directly or by engaging a duly qualified and licensed Affiliate of the Advisor or other duly qualified and licensed Person:

(a) serve as the Company’s sole and exclusive operations and financial advisor and, as requested by the Board, provide such information and data as may be requested from time to time with respect to the Company’s operations and financial results;

(b) provide the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

(c) maintain and preserve the books and records of the Company, including maintaining the accounting and other record-keeping functions with respect to the Company;

(d) investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, corporate fiduciaries, depositaries, custodians, agents for collection, insurers, insurance agents, banks, construction contractors, developers, property owners, property management companies, real estate operating companies, securities investment advisors, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

(e) make capital investments in and dispositions within the discretionary limits and authority as granted by the Board and in accordance with the Articles of Incorporation;

(f) consult with the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the financial and operational objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(g) select joint venture partners, structure corresponding agreements and oversee and monitor these relationships;

(h) recommend to the Board of Directors appropriate transactions which would provide liquidity to the Company;

(i) oversee the performance by a third party or Affiliates, including collection of payments due from third parties the payment of expenses related to the Company’s business and operations;

(j)  review, analyze and comment upon the operating budgets, capital budgets and the like and aggregate these budgets into the Company’s overall budget;

(k) review and analyze on-going financial information pertaining to the Company’s operations;

(l) if an action or transaction requires approval by the Board of Directors, deliver to the Board of Directors all documents requested by them in their evaluation of the proposed action or transaction;

(m) formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, financing and marketing of the Company;

(n) (i) locate, analyze and select potential business opportunities; (ii) structure and negotiate the terms and conditions of transactions for new business opportunities; (iii) make investments on behalf of the Company in compliance with the investment objectives and policies of the Company; (iv) on a best efforts basis, arrange for financing and otherwise deal with the Company’s assets and investments; (v) enter into supply agreements, leases and acquire property interests related to the Company’s operations; (vi) enter into service contracts; (vii) oversee the performance of all third-party contractors; and (viii) to the extent necessary, perform all other operational functions for the operation and maintenance of the Company and its assets;

(o) obtain the prior approval of the Board, any particular Directors specified by the Board or any committee of the Board, as the case may be, for any and all investments outside of the ordinary course of the Company’s business;

(p) negotiate on behalf of the Company with banks or lenders for loans to be made to the Company; provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;

(q) on behalf of the Company, maintain, customary insurance, including but not limited to customary fire, casualty and public liability insurance;

(r)  from time to time, or at any time reasonably requested by the Board, provide information or make reports to the Board related to its performance of services to the Company under this Agreement;

(s)  provide the Company with all necessary cash management services;

(t) notify the Board of all proposed material transactions before they are completed;

(u) supervise the preparation and filing and distribution of returns and reports to governmental agencies;

(v)  establish and maintain bank accounts on behalf of the Company pursuant to Section 5 of this Agreement;

(w) at the expense of the Company, provide office space, equipment and personnel as required for the performance of the foregoing services as the Advisor; and

(x) do all things it reasonably deems necessary to assure its ability to render the services described in this Agreement.

4. Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Section 3; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to actions or transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

5. Bank Accounts. At the direction of the Board of Directors, the Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

6. Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.

7. Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or otherwise not be permitted by the Articles of Incorporation or Bylaws of the Company, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and stockholders, and stockholders, directors and officers of the Advisor’s Affiliates shall not be liable to the Company, the Board or to the Stockholders for any act or omission by the Advisor, its directors, officers, employees or stockholders, or stockholders, directors or officers of the Advisor’s Affiliates taken or omitted to be taken in the performance of their duties under this Agreement except as provided in Sections 19 and 20 of this Agreement.

8. Management Fee. The Advisor or its Affiliates shall receive as compensation for services rendered in connection with this Agreement the following:  Advisor or its Affiliates shall receive as compensation for services rendered in connection with this Agfreement the following:  $52,000 per annum as Base Pay.  The base Pay shall be paid to Advisor or its Affiliates on a bi-weekly basis on the same schedule as all other employees of the Company.

9. Expenses.

(a) Reimbursable Expenses. In addition to the compensation paid to the Advisor pursuant to Section 8 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor (to the extent not reimbursable by another party) in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:

(i) the actual cost of goods and services used by the Company;

(ii) interest and other costs for borrowed money, including discounts, points and other similar fees;

(iii) taxes and assessments on income of the Company or any of the Properties;

(iv) costs associated with insurance required in connection with the business of the Company or by the Board;

(v) expenses of managing and operating the business and assets of the Company, whether payable to an Affiliate of the Company or a non-Affiliated Person;

(vi) all compensation and expenses payable to the Directors in connection with their services to the Company and the Stockholders and their attendance at meetings of the Directors;

(vii) expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Articles of Incorporation or the Bylaws;

(viii) administrative service expenses (including (a) personnel costs and (b) the Company’s allocable share of other overhead of the Advisor such as rent and utilities);

(ix) audit, accounting, legal and other professional fees; and

(x) all other administrative service expenses, including all costs and expenses incurred by Advisor in fulfilling its duties hereunder. Such costs and expenses may include reasonable wages and salaries and other employee-related expenses of all employees of the Advisor or its Affiliates who are engaged in the management, administration, operations, or marketing of the Company, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses which are directly related to their services provided hereunder.

(b) Other Services. Should the Board request that the Advisor, any Affiliate of the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Section 3, such additional services, if the Advisor elects to perform them, shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Board, subject to the limitations contained in the Articles of Incorporation, shall not exceed an amount that would be paid to non-Affiliated third parties for similar services, and shall not be deemed to be services pursuant to the terms of this Agreement.

(c) Timing of and Limitations on Reimbursements.

(i) Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Section 9 shall be reimbursed at least monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each month, and shall deliver such statement to the Company within fifteen (15) days after the end of each calendar month.

(ii) The foregoing reimbursements of expenses, as limited by this Agreement, will be made regardless of whether any cash distributions are made to the Stockholders.

                10. Statements. The Advisor shall furnish to the Company not later than the thirtieth (30th) day following the end of each calendar year, a statement showing a computation of the fees or other compensation payable to the Advisor or an Affiliate of the Advisor with respect to such calendar year under Sections 8 and 9 hereof. The final settlement of compensation payable under Sections 8 and 9 hereof for each calendar year shall be subject to adjustments in accordance with, and upon completion of, the annual audit of the Company’s financial statements.

11. Other Activities of the Advisor. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor may, with respect to any transaction in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.

12. Non-Solicitation. The Company agrees not to solicit any current and/or future employees of the Advisor or its Affiliates for employment or in any consulting or similar capacity for two (2) years following the termination of this Agreement.

13. Information Furnished to the Advisor. The Board of Directors will keep the Advisor informed concerning the operational and financing policies of the Company. The Board of Directors shall notify the Advisor promptly of its intention to make any changes to such policies. Upon request of the Advisor, the Company shall furnish the Advisor with a certified copy of any Company financial statements, a signed copy of each report prepared by independent certified public accountants, and such other information with regard to its affairs as the Advisor may reasonably request.  The Company will make available, without limitation, all intellectual property owned by the Company and all passwords, codes and information required to access all Company information systems and intellectual propertyaccess requirements.

14. Relationship of Advisor and Company. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

15. Term. This Agreement shall continue in force until the first anniversary of the Effective Date, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. The Board will evaluate the performance of the Advisor annually before renewing the Agreement.

16. Termination.

(a) This Agreement may be terminated upon sixty (60) days written notice without cause or penalty, by either party (if by the Company, only upon approval of a majority of the members of the Board of Directors).

(b) Survival. The provisions of Sections 6, 7, 12, 14, and 17 through 30, and the provisions of Section 8, shall survive expiration or termination of this Agreement.

17. Assignment. This Agreement shall not be assigned by the Advisor to a non-Affiliate. This Agreement may be assigned by the Advisor to an Affiliate with the approval of the Board. Notwithstanding the foregoing, the Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, as the case may be, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

18. Payments to and Duties of Advisor Upon Termination.

(a) After the expiration or termination of this Agreement, the Advisor shall not be entitled to compensation for further services hereunder except that it shall be entitled to receive from the Company within thirty (30) days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement; and

(b) The Advisor shall promptly upon termination:

(i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii) deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and

(iv) cooperate with the Company to provide an orderly management transition.

19. Indemnification by the Company.  The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, provided that the Company shall not indemnify and hold harmless the Advisor or its Affiliates unless:

(a) the Advisor or its Affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company;

(b) the Advisor or its Affiliates were acting on behalf of or performing services for the Company;

(c) such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates; and

(d) such indemnification or agreement to hold harmless is recoverable only out of Company’s net assets and not from its stockholders.  The obligation of the Company to indemnify or hold harmless the Advisor and its Affiliates shall also be subject to any limitations imposed by Nevada law.

20. Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses, including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, misconduct, or reckless disregard of its duties, but the Advisor shall not be held responsible for any action of the Board in following or declining to follow advice or recommendation given by the Advisor.

                21. Fidelity Bond. The Advisor shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.

                22. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board and to the Company:	Chesscom Technologies, Inc .
500 N. Rainbow Blvd., Suite 300 Las Vegas, Nevada 89107
Attention: President

To the Advisor:	Chesscom Management Advisors, Inc.
4500 Steiner Ranch Blvd, Suite 1708
Austin, TX 78732
Attention: President

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 22.

23. Amendments. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by each of the parties hereto, or their respective successors or assignees.

24. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

25. Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

26. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

27. Indulgences, Not Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

28. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

29. Titles Not to Affect Interpretation. The titles of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

30. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the parties hereto have executed this Management Advisory Agreement as of the day and year first above written.

CHESSCOM TECHNOLOGIES, INC.

By:	/s/ Thomas C. Cook

Name: Thomas C. Cook
Title: President

CHESSCOM MANAGEMENT ADVISORS, INC.

By:	/s/ Jeffrey Nunez

Name: Jeffrey Nunez
Title: President